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                                                                    EXHIBIT 10.5

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement ("Agreement") is made and entered into as of November 21, 1997, as amended and restated as of September 14, 1998, by and between 800-U.S. SEARCH, a California corporation (the "Company"), and NICHOLAS MATZORKIS ("Employee").

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and Employee hereby agree as follows:

     1.   POSITIONS AND DUTIES.

          (A) The Company hereby employs Employee with the title of Founder of the Company during the term of this Agreement and with such other powers and such other titles as may be prescribed by the Board of Directors of the Company (the "Board of Directors"). Employee shall, during the term of this Agreement, perform such additional or different duties, and accept the election or appointment to such other offices or positions, including but not limited to the position of Chief of Technology, as may mutually be agreeable to Employee and the Board of Directors. Employee shall report to the President of the Company and as otherwise designated by the Board of Directors.

          (B) Employee shall devote his full working time to the promotion of the Company's business and welfare, and use his reasonable best efforts to promote the Company's products, services, business, operations and/or activities. Employee shall perform such duties and responsibilities incidental to his employment as may from time to time be requested by the Board of Directors, and shall faithfully observe the Company's policies and procedures consistent with the provisions hereof.

     2. SALARY. During the term of his employment hereunder, the Company shall pay to Employee a salary, in equal installments not less frequently than monthly, at the following rates per year:

     Year One (commencing September 14, 1998):         $150,000
     Year Two:                                         $175,000
     Year Three:                                       $200,000

; provided, however, that effective upon the completion of a permanent financing transaction involving the issuance by the Company of debt or equity securities resulting in gross proceeds to the Company of at least $10 million (excluding debt securities having a term of one year or less), the rates per year, or any remaining portions thereof, shall be changed (on a prospective basis only, with no change to any payments made prior thereto) to the following:

     Year One (commencing September 14, 1998):         $175,000
     Year Two:                                         $200,000
     Year Three:                                       $225,000

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     3.   EXPENSES. The Company will reimburse or pay Employee for all usual, reasonable and necessary expenses paid or incurred by Employee in the performance of his duties hereunder, consistent with the Company's expense reimbursement policies and subject to receipt by the Company of appropriate documentary proof of all expenditures for which reimbursement is sought, up to a maximum of $500 per month during the first two years of the employment term, and up to a maximum of $750 per month during the year thereafter. In addition, the Company shall reimburse Employee for mobile telephone charges for actual usage directly related to the Company's business, up to a maximum of the greater of
(i) $200 per month or (ii) the monthly mobile telephone charge allowance of the Chief Executive Officer of the Company.

     4.   EMPLOYEE BENEFITS.

          (A) During the term of his employment hereunder, Employee shall be entitled to in and receive all other benefits of employment generally available to other employees of the Company, including, among other things, participation in any medical, dental and accidental benefit plans, life insurance and vacation, if and to the extent that Employee is eligible to participate in accordance with the provisions of any such plans or benefits. Without limiting the foregoing, Employee shall be entitled to vacations in accordance with the general personnel policies of the Company and to a monthly automobile allowance equal to the greater of (i) $600 or (ii) the automobile allowance, if any, accorded by the Company to the then current Chief Executive Officer of the Company. Nothing herein, however, is intended or shall be construed to require the Company to institute any plan or benefits, or to maintain or refrain from amending or terminating any such existing plan or benefits.

          (B) The Company shall pay, during the term of this Agreement if Employee is insurable on the basis of a fully healthy person of his age and occupation, the premiums on a $1,000,000 life insurance policy insuring the life of Employee for the benefit of Employee's designated beneficiaries. In addition, Employee hereby grants the Company the right to obtain the benefit of a key-man life insurance policy on the life of Employee for the benefit of the Company and Employee agrees to assist the Company in obtaining such policy.

     5.   TERM.

          (A) The term of Employee's employment by the Company under this Agreement shall commence on September 14, 1998 and shall terminate upon the first to occur of the following events: (i) the third anniversary thereof, (ii) the death of Employee, (iii) at the option of the Company and upon 20 days prior written notice to Employee, in the event of the inability of Employee to perform his duties hereunder, whether by reason of injury, illness (physical or mental) or otherwise, for a period of two (2) consecutive months, (iv) at the option of the Company and upon 20 days prior written notice to Employee, in the event the Board of Directors determines to discontinue the business of the Company substantially as currently conducted, (v) at the option of Employee in the event of the Company's filing of a voluntary bankruptcy petition, or in the event of the filing of an involuntary bankruptcy petition against the Company which is not dismissed within ninety (90) days from the date of such filing, or (vi) the discharge of Employee for cause. The Company may at any time terminate the employment of Employee for "cause." Cause shall mean (i) fraud, embezzlement or conviction of or the

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pleading of guilty or no contest to any felony, or to any misdemeanor involving dishonesty, (ii) gross negligence or failure to observe or follow material reasonable and explicit instructions or directives of the Board of Directors of the Company, (iii) failure to perform Employee's duties hereunder, (iv) any breach by Employee of his representations, warranties, covenants or obligations as set forth herein or in that certain Letter Agreement, dated as of October 24, 1997, by and between Kushner-Locke and Employee, (v) the occurrence of any matter relating to Employee of the type set forth in Item 401(f) of Regulation S-K promulgated by the Securities and Exchange Commission, or (vi) malfeasance or failure to act involving nonfeasance in either case materially effecting the Company; provided, however, that if a failure to comply with items (ii) or (iii) above is capable of being cured, for so long as Employee continues diligently to remedy or to cure such failure to comply (but in no event longer than twenty
(20) days after the occurrence of such failure to comply), the Company shall not be able to terminate this Agreement for cause for such failure. Upon the termination of Employee's employment pursuant to this Section 6(a), the Company shall have no further liability or obligation of any kind or nature whatsoever to Employee under this Agreement, except that any salary earned by Employee to the date of termination but not paid shall be paid by the Company to Employee or his estate, and Employee shall be entitled to such benefits, if any, under Sections 3, 4 and 5 hereof to which he has become entitled prior to the date of his termination of employment under the terms of this Agreement or any plan or program (in accordance with the express terms thereof) in which Employee was participating on the date of such termination.

          (B) If Employee's employment is terminated by the Company otherwise than as provided in Section 6(a) hereof, then Employee shall be entitled to receive from the Company for a period of the lesser of (i) twelve (12) months or
(ii) until the ending date of the period of employment hereunder (determined as provided in paragraph 6(a) hereof), the salary in effect at the date of such termination, or, at the Company's option, the present value of such payments discounted at a ten percent (10%) interest rate. The Company's obligation to make such salary payments shall not be reduced or mitigated by any compensation or other income Employee may receive from any other sources following any such termination without cause. Upon the payment of the amounts provided in this paragraph 6(b), the Company shall have no further liability or obligation of any kind or nature whatsoever to Employee under this Agreement, except that Employee shall be entitled to such benefits, if any, under Sections 3, 4 and 5 hereof to which he has become entitled prior to the date of his termination of employment under the terms of this Agreement or any plan or program (in accordance with the express terms thereof) in which Employee was participating on the date of such termination.

     6. COVENANT NOT TO SOLICIT OR HIRE EMPLOYEES OR CUSTOMERS. During the term of his employment hereunder and during the one-year period following termination of his employment hereunder, Employee shall not, directly or indirectly, on behalf of Employee or any other person or entity, solicit or induce any of the Company's employees (other than Susan Hanle) to terminate their employment with the Company, hire or cause any of the then current employees of the Company (other than Susan Hanle) to be hired by any other person or entity, or solicit or assist in soliciting any business from any of the then current customers, prospective customers, suppliers or service providers of the Company with respect to any products or services currently provided or offered by the Company to any of its customers.

     7.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

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          (A)  "Confidential Information" includes all information related to the products, services, business, operations and/or activities of the Company, including, but not limited to, all of the Company's, and its affiliates', performance, sales, financial, pricing, cost, manufacturing, contractual and marketing information, ideas, knowledge and data, and all processes, products, formulae, designs, practices, techniques, trade secrets, research, know-how, customer lists, technical requirements of customers and identity and purchasing terms of suppliers, unless such information is in the public domain to such an extent as to be readily available to competitors other than through a breach, directly or indirectly, of any confidentiality obligation as to which the Company has not or does not bring or take any action in an attempt to project such information within one (1) year after the time an officer (other than Matzorkis) of the Company actually is aware that such information is so available.

          (B) Employee acknowledges that the Company shall have exclusive property rights to all of its Confidential Information and agrees to assign all rights he might otherwise possess, acquire or claim to possess or acquire in any Confidential Information to the Company. Except as required in the performance of his duties hereunder, Employee shall not at any time during or after the term of his employment, directly or indirectly, use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain or exploit any Confidential Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the products, services, business, operations and/or activities of the Company.

          (C) All documents, records, notebooks, notes, memoranda, computer records and other repositories of or containing Confidential Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or to its products, services, business, operations and/or activities made or compiled by Employee at any time or made available to Employee prior to or during the term of his employment by the Company, including any and all copies thereof, shall be the property of the Company, shall be held by Employee in trust solely for the benefit of the Company, and shall be delivered to the Company by Employee on the termination of Employee's employment or at any other time on the request of the Company.

     8. RIGHT TO INJUNCTION. Employee acknowledges that any remedy at law for a breach by him of the provisions of Sections 7 and/or 8 hereof will be inadequate. Accordingly, in the event of the breach or threatened breach by Employee of Sections 7 and/or 8 hereof, the Company shall be entitled to injunctive relief in addition to any other remedy it may have.

     9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements of the parties with respect to the subject matter hereof.

     10. GOVERNING LAW AND FORUM. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of California without regard to the conflict of laws principles of such state. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state and federal courts located in the County of Los Angeles, State of California. The aforementioned choice of venue is intended by the parties hereto to be

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mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties hereto with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each of the parties hereto hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the state and federal courts located in the County of Los Angeles, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each of the parties hereto authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph according to the procedure for the giving of notices as set forth in this Agreement. Any final judgment rendered against either of the parties hereto in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

     11. ASSIGNMENT. Employee may not assign, transfer or convey this Agreement or any interest therein. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to and shall be binding upon and inure to the benefit of any successor of the Company, but any such assignment shall not relieve the Company of any of its obligations. The term "successor" shall mean only any corporation or other business entity which by merger, consolidation, purchase of assets or otherwise succeeds to or otherwise acquires all or substantially all of the assets of the Company.

     12. ARBITRATION. Without limiting the Company's right to seek injunctive relief as described in Section 9, in the event of a disagreement or dispute between the Company and Employee related to this Agreement, the matter will be finally settled in Los Angeles, California by arbitration by a single arbitrator in a proceeding conducted under the rules of the American Arbitration Association or any similar successor body, the arbitrator also apportioning the costs of the arbitration. The decision of the arbitrator in writing shall be final and binding upon the parties, and will not be subject to appeal. If either party fails to abide by such decision, the other party may seek the order of any federal or state court having jurisdiction thereof which shall enter judgment on the decision of the arbitrator, and the party so failing to abide shall be responsible for the payment of the expenses of the court proceeding and all reasonable resulting enforcement expenses, including actual attorneys' fees.

     13. AMENDMENT; WAIVER. Neither this Agreement nor any term or provision hereof may be amended, waived, discharged or modified other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or modification is sought. Any amendment shall be effective and binding on all of the parties hereto. Any waiver of the application of any term or provision herein or breach hereof shall not be deemed to be a waiver of any other term, provision or breach and shall not be deemed a waiver of any subsequent application of such term or provision or the occurrence of a subsequent breach.

     14. NOTICES. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the third Business Day after having been mailed in a general or branch post office and enclosed in a registered or certified postage prepaid envelope; the first Business Day after having been sent by recognized overnight

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courier; or when personally delivered; and, in each case, addressed to the respective parties at the addresses stated below or to such other changed addresses that the parties may have fixed by notice in accordance herewith. The term "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York or Los Angeles, California are authorized by law, regulation or executive order to remain closed.

     If to the Company:       800-U.S. Search
                              9701 Wilshire Blvd., Suite 700
                              Beverly Hills, California 90210
                              Attn: Peter Locke

     With a copy to:          Kaye, Scholer, Fierman, Hays & Handler, LLP
                              1999 Avenue of the Stars, 16th Floor
                              Los Angeles, California 90067
                              Attn: Barry L. Dastin, Esq.

     If to Employee:          Nicholas Matzorkis
                              9701 Wilshire Blvd., Suite 700
                              Beverly Hills, California 90210

     With a copy to:          Troop Steuber Pasich Reddick & Tobey, LLP
                              2029 Century Park East, 24th Floor
                              Los Angeles, California 90067-3010
                              Attn: Nicholas Rockefeller, Esq.

     15. ATTORNEY'S FEES. In any action or proceeding brought by any party hereto to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party (as determined by the Deciding Authority (as defined below) based upon all of the facts and circumstances) shall be entitled to recover reasonable attorney's fees and expenses, in addition to its costs and expenses and any other available remedy, associated with such action or proceeding as may be fixed by any court of competent jurisdiction, or other jurisdiction or quasi-judicial body (including, without limitation, an arbitrator or arbitrators) having jurisdiction thereof ("Deciding Authority") whether or not such action or proceeding results in a final judgment or award.

     16. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

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     17.  COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     18. INTERPRETATION. The parties hereto agree that each party has participated in the drafting and preparation of this Agreement, and, accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

     19. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE                                800-U.S. SEARCH
                                        a California corporation




/s/ Nicholas Matzorkis                  /s/ Peter Locke
-----------------------------------     ----------------------------------------
Nicholas Matzorkis                      Peter Locke, President

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